Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement and related Prospectus of Parkway Properties, Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated March 6, 2013, except for Note A (Basis of Presentation and Principles of Consolidation and Revenue Recognition), Note G, Note M, and Note N, as to which the date is January 3, 2014, with respect to the consolidated financial statements and schedules of Parkway Properties, Inc., included in its Current Report (Form 8-K) dated January 3, 2014, and the effectiveness of internal control over financial reporting of Parkway Properties, Inc., included in its Annual Report (Form 10-K), for the year ended December 31, 2012, our report dated February 6, 2013 with respect to the statement of revenues and certain expenses of NASCAR Plaza included on Form 8-K/A for the year ended December 31, 2011, and our report dated March 5, 2013 with respect to the statement of revenues and certain expenses of Phoenix Tower included on Form 8-K for the year ended December 31, 2011, and our reports dated June 5, 2013 with respect to the statements of revenues and certain expenses of Hearst Tower, Phoenix Tower, NASCAR Plaza, and Deerwood Portfolio included on Form 8-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Houston, Texas
January 3, 2014